Press Release
For Immediate Release

Contact: D. Linn Wiley
President and CEO
(909)980-4030

CVB Financial Corp. Reports Record Results

Ontario, CA, January 22, 2004-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank, announced record results for the fourth quarter ending December 31, 2003. This was the 47th consecutive quarter of record results for the Company. The results included record deposits, record loans, record assets and record earnings.

Net income for the fourth quarter was $14.1 million. This compares with earnings of $12.6 million for the fourth quarter of 2002, and represents an increase of $1.5 million, or 12.03%. These earnings results produced a return on beginning equity of 21.34%, a return on average equity of 19.68% and a return on average assets of 1.50%. The efficiency ratio for the quarter was 49.14%.

Deposits ended the year at $2.66 billion. This was up $350.5 million, or 15.18%, from deposits of $2.31 billion on December 31, 2002. Gross loans and leases increased from $1.45 billion at December 31, 2002 to $1.76 billion at December 31, 2003. This reflects an increase of $313.9 million, or 21.71%. Total assets grew from $3.12 billion to $3.85 billion. This was up $730.9 million, or 23.40%.

The acquisition of Visalia-based Kaweah National Bank in September 2003 contributed to the growth. At December 31, 2003, the four Business Financial Centers of the former Kaweah National Bank had $77.9 million in deposits, $69.0 million in loans and $78.5 million in total assets. If these are removed from the final year-end totals for the Company, deposit growth would have been $272.7 million, or an 11.80% increase. Loan growth would have been $244.9 million, or 16.94%, and total asset growth would have been $652.4 million, or 20.89%.

CVB Financial Corp. reported net income of $52.8 million for the year ending December 31, 2003. This represents an increase of $3.1 million, or 6.21%, when compared with the $49.7 million in net income reported for the year 2002. Diluted earnings per share were $1.08. This is up $0.07, or 6.04%, when compared with earnings per share of $1.01 for 2002.

During the year of 2003, the Company restructured its investment portfolio and its advances with the Federal Home Loan Bank (FHLB). The Company had security gains of $4.2 million in 2003 compared with $4.9 million in 2002. In 2003, the company restructured its advances with the FHLB to lower its interest costs. By doing this, the Company paid a prepayment penalty of $5.3 million. This expense was offset by the gains on securities. The effect will be to reduce the Company’s borrowing costs in 2004 and 2005 by renewing the advances at lower interest rates. The Company also reversed an excess accrual of legal fees of $3.3 million as a result of the settlement of a lawsuit

Had the company not recognized the gain on sale of securities, prepayment penalties and the reversal of litigation accruals in 2003, the net income for the Company would have been $51.4 million in 2003 ($52.8 million minus the tax effected security gains of $2.7 million, the prepayment penalty of $3.4 million, and the reversal of litigation accruals of $2.1 million). Net income excluding the security gain, in 2002 would have been $46.6 million ($49.7 million minus the tax effected security gains of $3.1 million). The increase in income in 2003 over 2002 on this basis would have been $4.8 million, or 10.31%.

Citizens Business Bank is the largest financial institution headquartered in the Inland Empire Region of Southern California. It serves 30 cities with 37 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its subsidiary, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services. The Bank’s Wealth Management Group, based in Pasadena, has over $1 billion under administration.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2002, and particularly the discussion on risk factors within that document.